FIRST CITIZENS COMMUNITY BANK
EXECUTIVE DEFERRED COMPENSATION PLAN

Effective December 1, 2018

TABLE OF CONTENTS

ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
2.1	“Annual Contribution”
2.2	“Annual Contribution Schedule”
2.3	“Bank”
2.4	“Beneficiary”
2.5	“Board of Directors”
2.6	“Cause”
2.7	“Change in Control”
2.8	“Code”
2.9	“Committee”
2.10	“Deferred Compensation Account”
2.11	“Disability”
2.12	“Discretionary Contribution”
2.13	“Discretionary Contribution Schedule”
2.14	“Participant”
2.15	“Plan Year”
2.16	“Separation from Service” or “Separates from Service”
2.17	“Valuation Date”
ARTICLE III ELIGIBILITY AND VESTING
3.1	Eligibility
3.2	Vesting
ARTICLE IV ACCOUNT AND INVESTMENT
4.1	Deferred Compensation Account
4.2	Earnings
4.3	Unsecured Creditor
ARTICLE V CONTRIBUTIONS
5.1	Annual Contributions
5.2	Other Discretionary Contributions
5.3	Statement of Deferred Compensation Account
ARTICLE VI DISTRIBUTION OF BENEFITS
6.1	Separation of Service
6.2	Death
6.3	Change in Control
6.4	Termination for Cause
6.5	Delayed Distributions for Specified Employees
ARTICLE VII ADMINISTRATION
7.1	Committee; Duties
7.2	Agents
7.3	Binding Effect of Decisions
7.4	Indemnity of Committee

ARTICLE VIII CLAIMS PROCEDURE
8.1	Claim
8.2	Denial of Claim
8.3	Review of Claim
8.4	Final Decision
8.5	Arbitration
ARTICLE IX AMENDMENT AND TERMINATION OF PLAN
9.1	Amendment
9.2	Complete Termination
ARTICLE X MISCELLANEOUS
10.1	Unfunded Plan
10.2	Unsecured General Creditor
10.3	Trust Fund
10.4	Payment to Participant, Legal Representative or Beneficiary
10.5	Nonassignability
10.6	Validity
10.7	Notice
10.8	Successors
10.9	Payment of Employment and Code Section 409A Taxes
10.10	Acceleration of Payments
10.11	Governing Law

FIRST CITIZENS COMMUNITY BANK
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I
PURPOSE
The purpose of this Executive Deferred Compensation Plan (the “Plan”) is for First Citizens Community Bank (the “Bank”) to provide supplemental funds for retirement to certain key members of its management with periodic deferred compensation contributions.  The Plan shall be effective December 1, 2018.  The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.  The Plan is also intended to qualify as a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE II
DEFINITIONS
For the purposes of this Plan, the following terms may have the meanings indicated, unless the context clearly indicates otherwise:
2.1            “Annual Contribution” means the amount credited to the Participant’s Deferred Compensation Account pursuant to Section 5.1.
2.2            “Annual Contribution Schedule” means a schedule included as part of the Plan each year that sets forth the Annual Contribution for each Participant.
2.3            “Bank” means First Citizens Community Bank, or any successor to the business of First Citizens Community Bank, and any affiliated or subsidiary corporations.
2.4            “Beneficiary” means the person or persons (and their heirs) designated by the Participant to whom the deceased Participant’s benefits are payable.  If no Beneficiary is designated, then the Participant’s spouse, if living, will be deemed the Beneficiary.  If the Participant’s spouse is not living, then the children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis.  If there are no living children, then the estate of the Participant will be deemed the Beneficiary.
2.5            “Board of Directors” means the Board of Directors of the Bank.
2.6            “Cause” means (a) the willful failure by a Participant to substantially perform his duties for the Bank (other than a failure resulting from the Participant’s incapacity because of physical or mental illness), after notice from the Bank and a failure to cure the violation within thirty days of the notice; (b) the willful engaging by a Participant in misconduct injurious to the Bank; (c) the dishonesty or gross negligence of a Participant in the performance of his duties; (d) the breach of a Participant’s fiduciary duty involving personal profit; (e) the material violation by a Participant of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority; (f) conduct on the part of a Participant which brings public discredit to the Bank; (g) unlawful discrimination by a Participant, including harassment against Bank’s employees, customers, business associates, contractors, or visitors; (h) theft or abuse by a Participant of the Bank’s property or the property of the Bank’s customers, employees, contractors, vendors, or business associates; (i) failure of a Participant to follow the good faith lawful instructions of the Board of Directors or the President and Chief Executive Officer of the Bank with respect to its operations, after notice from the Bank and a failure to cure the violation within thirty days of the notice; (j) the direction or recommendation of a state or federal bank regulatory authority to remove a Participant position with Bank; (k) any final removal or prohibition order to which a Participant is subject, by a federal banking agency pursuant to Sections 8(e) and 8(g) of the Federal Deposit Insurance Act; (l) a Participant’s conviction of or plea of guilty or nolo contendere to a felony, crime of falsehood or a crime involving moral turpitude, or the actual incarceration of a Participant; (m) any act of fraud, misappropriation or personal dishonesty of a Participant; (n) insubordination of a Participant; (o) misrepresentation of a material fact, or omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by a Participant to the Bank or any representative of the Bank in connection with the Participant’s employment; (p) the existence of any material conflict between the interests of Bank and a Participant that is not disclosed in writing by the Participant to the Bank and approved in writing by the Board of Directors; or (q) a Participant takes action that is clearly contrary to the best interest of the Bank.

2.7            “Change in Control” means a change in control as defined in Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a)           Change in ownership: A change in ownership of the Bank or Citizens Financial Services, Inc. (the “Company”) occurs on the date any one person or group of persons accumulates ownership of the stock of the Bank or the Company constituting more than 50% of the total fair market value or total voting power of the stock of the Company or the Bank,

(b)           Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Bank or the Company possessing 35% or more of the total voting power of the stock of the Bank or the Company, or (ii) a majority of the board of directors of the Bank or the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the board of directors of the Bank or the Company, as applicable, or

(c)           Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the assets of the Bank or the Company occurs if in a 12 month period any one person or more than one person acting as a group acquires assets from the Bank or the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

2.8            “Code” means the Internal Revenue Code of 1986, as amended.
2.9            “Committee” means the committee appointed to administer the Plan pursuant to Section 7.1.
2.10            “Deferred Compensation Account” means an account to which the Bank shall credit all amounts allocated under the Plan.  Each Participant’s Deferred Compensation Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan.  A Participant’s Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind.
2.11            “Disability” A Participant shall be considered “Disabled” if the Participant is determined to be disabled by the Social Security Administration.

2.12            “Discretionary Contribution” means discretionary contributions made by the Bank that are credited to the Participant’s Deferred Compensation Account pursuant to Section 5.2.
2.13            “Discretionary Contribution Schedule” means a schedule that is included as part of the Plan from time to time that sets forth any Discretionary Contribution for a Participant.
2.14            “Participant” means an employee of the Bank who is designated by the Board of Directors to participate in the Plan.
2.15            “Plan Year” means the period from January 1 to December 31; provided that the first Plan Year will begin on December 1, 2018, and end on December 31, 2018.
2.16            “Separation from Service” or “Separates from Service” means the Participant’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.
Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipates that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank).  The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.
2.17            “Valuation Date” means the last day of each Plan Year and any other date(s) determined from time to time by the Committee.
ARTICLE III
ELIGIBILITY AND VESTING
3.1            Eligibility.  The Plan is available to a select group of management and/or highly compensated employees of the Bank, as determined and designated by the Committee from time to time.
3.2            Vesting.  Unless otherwise provided on an Annual Contribution Schedule or Discretionary Contribution Schedule, each Participant shall become 100% vested in each Annual Contribution or Discretionary Contribution on the earlier of (i) the fifth anniversary date of the contribution; provided the Participant is continuously employed by Bank through that fifth anniversary date or (ii) the date the Participant both completes 15 years of service with the Bank and attains age 55.  Unless otherwise provided on An Annual Contribution Schedule or Discretionary Contribution Scheule, the Participant will be 0% vested in a contribution prior to the fifth anniversary of the contribution; provided, however, that a Participant shall become 100% vested upon his death, Disability or a Change in Control.
ARTICLE IV
ACCOUNT AND INVESTMENT

4.1            Deferred Compensation Account.  The Bank shall maintain for each Participant a Deferred Compensation Account to which it shall credit all Annual Contributions and Discretionary Contributions made in accordance with Sections 5.1 and 5.2.  Each Participant’s Deferred Compensation Account shall be adjusted no less often than annually to reflect the credits made to the Deferred Compensation Account and the earnings thereon pursuant to Section 4.2.  The adjustments shall be made as long any amount remains credited to the Participant’s Deferred Compensation Account.
4.2            Earnings.  Amounts credited to a Participant’s Deferred Compensation Account shall accrue earnings at a rate equivalent to the highest deposit rate on the rate sheet of the Bank on a weekly basis.  Earnings shall be credited monthly .
4.3            Unsecured Creditor.  The Participant’s interest in his Deferred Compensation Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Bank.
ARTICLE V
CONTRIBUTIONS
5.1            Annual Contributions.  As of the first day of each Plan Year (including the first Plan Year), the Bank may credit a Participant’s Deferred Compensation Account with an Annual Contribution set forth on an Annual Contribution Schedule.  The amount of the Annual Contribution may vary from year to year and from Participant to Participant and the Bank shall not be obligated to make any Annual Contribution for any Participant for any particular year.
5.2            Other Discretionary Contributions.  The Bank may, but is not obligated to, make Discretionary Contributions to a Participant’s Deferred Compensation Account from time to time.  Discretionary Contributions, if any, shall be set forth on a Discretionary Contribution Schedule.  Any other Discretionary Contributions shall be credited to a Participant’s Deferred Compensation Account as of the date set forth on the Discretionary Contribution Schedule.
5.3            Statement of Deferred Compensation Account.  Within sixty days following the end of each Plan Year, the Bank shall provide Participants with a statement setting forth the entire balance and the vested balance of the Participant’s Deferred Compensation Account as of the immediately preceding Valuation Date.
ARTICLE VI
DISTRIBUTION OF BENEFITS
6.1            Separation of Service.  Within thirty (30) days of becoming a Participant in the Plan, each Participant shall elect, on a Participation Form provided to him by the Bank, whether to receive the vested balance of his Deferred Compensation Account in a single lump sum payment or in up to ten (10) approximately equal annual installments .  The payment of the benefit will be made or, in the case of installments will commence, within thirty (30) days of the later of (i) his Separation from Service, other than on account of his death, or (ii) age 62.  In the case of installments, each installment after the first payment will be made on the same date each year (or if that date is not a business day, on the next business day).  If a Participant fails to make a timely election with respect to the form of payment of benefits, the benefits will be paid in a single lump sum.
6.2            Death.  Within 60 days of the death of a Participant, the Bank shall pay the Participant’s Beneficiary the balance (or the remaining balance, in case of Participant receiving installment payments) of Participant’s Deferred Compensation Account in a single lump sum.

6.3            Change in Control.  If a Change in Control occurs prior to a Participant’s Separation from Service, then the Bank (or its successor) will pay the Participant the balance of his Deferred Compensation Account, irrespective of whether the Participant incurs a Separation from Service in connection with the Change in Control, in a single lump sum within 30 days following the Change in Control.
6.4            Termination for Cause.  Notwithstanding any other provision in this Plan to the contrary, if a Participant is terminated for Cause, all benefits under the Plan with respect to that Participant shall be forfeited and his participation under this Plan shall become null and void.
6.5            Delayed Distributions for Specified Employees.  Notwithstanding the foregoing, if a Participant is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Code Section 409A and the final regulations issued thereunder) and payment of a benefit under the Plan is triggered due to the Participant’s Separation from Service (other than due to death), then solely to the extent necessary to avoid penalties under Code Section 409A, no  payment shall be made during the first six months following the Participant’s Separation from Service.  Rather, any payment that would otherwise be paid to the Participant during that period will be accumulated and paid to the Participant in a single lump sum on the first day of the seventh month following the Separation from Service.
6.5            Code Section 409A.  The Plan shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Each payment that is payable pursuant to this Plan is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(ii).
ARTICLE VII
ADMINISTRATION
7.1            Committee; Duties.  This Plan shall be administered by the Committee, which shall be appointed by the Board of Directors.  The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.  A majority vote of the Committee members shall control any decision.
7.2            Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.
7.3            Binding Effect of Decisions.  The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
7.4            Indemnity of Committee.  The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE VIII
CLAIMS PROCEDURE

8.1            Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within 30 days.
8.2            Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:
(a)            The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b)            A description of any additional material or information required and an explanation of why it is necessary.
(c)            An explanation of the Plan’s claim review procedure.
8.3            Review of Claim.  Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
8.4            Final Decision.  The decision on review shall normally be made within 60 days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.
8.5            Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Participation Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
9.1            Amendment.  Notwithstanding anything herein contained to the contrary, the Board of Directors reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall be effective to decrease or to restrict the amount accrued to the date of such amendment.
9.2            Complete Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his or her vested Deferred Compensation Account balance as if the Participant had a Separation from Service as of the effective date of the complete termination.   The complete termination of the Plan shall occur only under the following circumstances and conditions:
(a)            The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)            The Board of Directors may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.
(c)            The Board of Directors may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.
ARTICLE XMISCELLANEOUS
10.1            Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.  This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan.  Participants are select members of management who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.
10.2            Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Bank, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank.  Such policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan.  Any and all of the Bank’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Bank to pay money in the future.
10.3            Trust Fund.  The Bank shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Bank may establish one or more trusts, with such trustees as the Board of Directors may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

10.4            Payment to Participant, Legal Representative or Beneficiary.  Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.
10.5            Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
10.6            Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
10.7            Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Bank.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
10.8            Successors.  The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.
10.9            Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.
10.10            Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.
10.11            Governing Law.  This Plan will be construed according to the laws of the Commonwealth of Pennsylvania, to the extent those laws are not preempted by federal law.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan.

FIRST CITIZENS COMMUNITY BANK

/s/ Gina Marie Boor
By: Gina Marie Boor
Corporate Secretary

Date:  December 6, 2018